UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.___)

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☐	Definitive Proxy Statement

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☐	Soliciting Material Under §240.14a-12

BIOMX INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BIOMX INC.

22 Einstein St., Floor 4

Ness Ziona, Israel

SUPPLEMENT TO PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 20, 2023

To the Stockholders of BiomX Inc.,

This proxy statement supplement, dated May 15, 2023 (this “Supplement”), supplements the definitive proxy statement on Schedule 14A of BiomX Inc. (the “Company”), dated May 1, 2023 (the “Proxy Statement”), for the Company’s Annual Meeting of Stockholders to be held on June 20, 2023 (the “Annual Meeting”).

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

EXCEPT AS SPECIFICALLY SUPPLEMENTED BY THE INFORMATION CONTAINED HEREIN, THIS SUPPLEMENT DOES NOT MODIFY ANY OTHER INFORMATION SET FORTH IN THE PROXY STATEMENT.

Appointment of Jason M. Marks and Michael E. Dambach as Class II Directors

On May 11, 2023, the Board of Directors of the Company (the “Board”), upon recommendation of the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”), appointed each of Jason M. Marks and Michael E. Dambach as Class II directors of the Company, with their term expiring at the 2025 annual meeting of stockholders, in order to fill two of the three existing vacancies on the Board. The Board also appointed Mr. Marks to serve on the Compensation Committee and Mr. Dambach to serve on the Audit Committee of the Board. The Board also appointed an additional existing director, Alan Moses, to the Nominating Committee.

The Board concluded that each of Mr. Marks and Mr. Dambach is qualified to serve as a Director and is independent under the rules of the NYSE American LLC. For their service as Directors, Mr. Marks and Mr. Dambach will be entitled to the compensation the Company generally provides to its Directors, with the annual cash fees prorated.

Mr. Marks, age 47, most recently held the position of Executive Vice President, Chief Legal and Compliance Officer & Corporate Secretary, and then as Senior Advisor, of Amarin Corporation plc (“Amarin”), a global pharmaceutical company focused on cardiovascular disease, where he worked from August 2021 to March 2023. Prior to Amarin, Mr. Marks served as Chief Legal Officer and Head of Corporate Development at TerrAscend Corp. (“TerrAscend”), a publicly traded company where he also acted as head of compliance and corporate secretary from August 2020 to August 2021. Prior to his role at TerrAscend, Mr. Marks was Chief Legal Officer, General Counsel and Corporate Secretary of InflaRx N.V., a publicly traded biotechnology company headquartered in Germany, where he also had responsibility for compliance and U.S. operations, from January 2019 to August 2020. Prior to that, from November 2016 to December 2018, Mr. Marks held roles including, Senior Vice President, Head of Legal Branded Rx (Salix ) and Global Litigation and Government Investigations at Bausch Health Companies Inc. , a multinational publicly traded pharmaceutical company. Mr. Marks has also held senior roles at Novartis’s Alcon division, from June 2012 to November 2016, including as head of legal for North America and Global Litigation & Government Investigations, leading functions including Global Trade Compliance, Global Legal HR and Global Records Management, and at Stryker Corporation, between 2008 and 2012, in Europe and the United States. He started his legal career in 2001 in private practice in Chicago, Illinois. Mr. Marks received a J.D. with honors from the George Washington University Law School and an A.B. in History from the University of Chicago.

The Board believes that Mr. Marks’ extensive management experience in the pharmaceutical and biotech industries, specifically in business development, legal, and capital markets, provide him with the qualifications and skills to serve on the Board.

Mr. Dambach, age 56, is the Vice President and Treasurer of Biogen Inc., a biotechnology company (“Biogen”), a position he has held since 2010. Mr. Dambach also served as the Assistant Treasurer of Biogen from August 2007 to October 2010. Prior to joining Biogen, Mr. Dambach served as the acting Treasurer for Thermo Fisher Scientific Inc., a laboratory supply and biotechnology company, from May 2006 to August 2007 and Assistant Treasurer at Fisher Scientific International Inc. from October 2004 to May 2006. Prior to that, Mr. Dambach served as Senior Vice President of FleetBoston Financial Corporation, an international bank, from 1999 to May 2004, as well as Senior Trader and other positions at BankBoston from 1994 to 1999. Mr. Dambach has been a Chartered Financial Analyst for over 20 years. Mr. Dambach currently serves on the Board of Biomedical Science Careers Program. Mr. Dambach received an MBA, with honors, from Boston University and a B.S. in business administration from the University of New Hampshire.

The Board believes that Mr. Dambach’s finance leadership experience and focus on the life science sector provide him with the qualifications and skills to serve on the Board.

In connection with their appointments, the Company entered into indemnification agreements with each of Mr. Marks and Mr. Dambach, effective as of May 11, 2023, on substantially the same terms as the agreements previously entered between the Company and each of its other Directors.

As of May 11, 2023, neither Mr. Marks nor Mr. Dambach beneficially own any shares of the Company’s common stock.

There are no arrangements or understandings between Mr. Marks or Mr. Dambach and any other person pursuant to which they were selected as directors. In addition, there are no transactions in which Mr. Marks or Mr. Dambach have an interest that would require disclosure under Item 404(a) of Regulation S-K.

Voting Matters

You are not being asked to vote on or ratify the appointment of either Mr. Marks or Mr. Dambach at the Annual Meeting. Mr. Marks and Mr. Dambach, as Class II directors, are not nominees for election at the Annual Meeting. Accordingly, there is no change to Proposal 1, Election of Directors, included in the Proxy Statement.

Please note that any proxy card that you requested or that we elected to deliver has not changed and may still be used to vote your shares in connection with the Annual Meeting. If you have already submitted your vote, you do not need to take any further action. Information on how to vote your shares and how to change your vote or revoke your proxy is contained in the Proxy Statement. The Company urges stockholders to vote their shares prior to the Annual Meeting by using one of the methods described in the Proxy Statement.

By Order of the Board of Directors,

Marina Wolfson
Chief Financial Officer and Secretary

May 15, 2023